Exhibit 99.1

RESTAURANT   SUPPORT   CENTER

FOR IMMEDIATE RELEASE

Stacy Roughan
Director, Investor Relations
IHOP Corp.
818-637-3632

IHOP CORP. REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

GLENDALE, Calif., October 23, 2007 – IHOP Corp. (NYSE: IHP) today announced financial results for the third quarter and nine months ended September 30, 2007, which included the following performance highlights:

•                  IHOP produced its 19th consecutive quarter of same-store sales growth with an increase of 2.0% for the third quarter 2007. This growth was driven by higher guest check averages, partially offset by declines in guest traffic during the quarter.

•                  IHOP franchisees developed and opened 14 new restaurants during the third quarter 2007. System-wide restaurants grew 3.9% year-over-year for a total of 1,328 IHOP restaurants.

•                  The Company recognized a non-cash, pre-tax expense of $35.6 million related to a previously disclosed interest rate swap transaction entered into during the third quarter 2007 in connection with the financing of IHOP’s pending acquisition of Applebee’s International, Inc.

•                  Excluding interest rate swap expense, net income per diluted share decreased 3.2% in the third quarter 2007 to $0.60, while net income per diluted share for the first nine months of 2007 increased 14.5% to $2.13 primarily due to a lower effective tax rate, growth in the profitability in IHOP’s core franchising business, and a decrease in diluted weighted average shares outstanding due to share repurchases during the past 12 months.

•                  Cash Flows from Operating Activities for the first nine months of 2007 totaled $46.3 million. Additionally, $12.0 million of cash was provided by the collection of the Company’s long-term receivables for the first nine months of 2007.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “We are pleased with our third quarter and year-to-date 2007 pro forma financial performance exclusive of acquisition related non-cash expenses. The IHOP brand continues to perform well as we work to optimize our franchise model, moderate annual G&A expense growth and experience the annualized benefit of past share repurchase activities.”

Third Quarter and Year-to-Date 2007 Financial Performance

IHOP’s financial performance for the third quarter and nine months ended September 30, 2007 was materially impacted by required accounting methodologies related to a previously disclosed interest rate swap transaction (swap) entered into during the third quarter 2007 in connection with the financing of IHOP’s pending acquisition of Applebee’s International, Inc. The swap is intended to hedge IHOP’s exposure to interest rate fluctuations on its planned securitizations associated with the acquisition of Applebee’s. The hedge enabled the Company to secure a fixed interest rate of 5.694%, setting a ceiling for the base interest rate on the securitizations at the outset of IHOP’s primarily debt-financed acquisition of Applebee’s. Accounting for the swap calls for a quarterly measurement between the fixed interest swap and fair market interest swap rates. Such measurements resulted in a $70.3 million spread liability between the fixed interest rate and the fair market interest rate as of September 30, 2007, $35.6 million of which was

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

required to be reported as a mark-to-market, non-cash expense on the Company’s Consolidated Statement of Income. The remaining $34.7 million would be amortized into interest expense over the life of the debt, after the planned issuance of securitized notes.

IHOP reported a decrease in net income to a loss of $11.6 million, and a decrease in diluted net income per share to a loss of $0.69 for the third quarter 2007 compared with the same quarter in fiscal 2006. The decreases resulted from the recognition of a $21.8 million non-cash expense (net of tax) related to the swap entered into during the third quarter 2007. Excluding the swap expense, IHOP reported a decrease of 10.1% in net income to $10.2 million, and a 3.2% decrease in diluted net income per share to $0.60 in the third quarter 2007 as compared with the same quarter in fiscal 2006. The change in net income resulted primarily from a 7.6% increase in IHOP’s core franchising business offset by a 46.2% increase in Financing Operations expenses related to the Company’s refinancing in March 2007 as well as a 9.9% increase in G&A expenses primarily due to higher costs related to the Company’s performance share plans for its executive management team in line with IHOP’s stock price performance. Additionally, a 6.6% reduction in diluted weighted average shares outstanding due to share repurchases by the Company made over the past 12 months contributed to IHOP’s diluted net income per share performance for the third quarter 2007.

For the nine months ended September 30, 2007, IHOP reported a decrease of 59.6% in net income to $13.8 million, and a decrease of 57.0% in diluted net income per share to $0.80. The decreases resulted from the recognition of a $21.8 million non-cash expense (net of tax) related to the swap entered into during the third quarter 2007 and a $1.4 million expense (net of tax) related to the early extinguishment of debt in the first quarter 2007. Excluding the swap expense and debt extinguishment costs, IHOP reported an increase of 8.1% in net income to $37.0 million, and a 14.5% increase in diluted net income per share to $2.13 for the first nine months of fiscal 2007 compared to the same period in fiscal 2006. The increases in net income and diluted net income per share resulted primarily from a 7.2% increase in IHOP’s core franchising business, a 3.3% increase in G&A expenses, and a 10.1 percentage point decrease in the Company’s effective tax rate primarily due to a one-time reduction of certain tax contingency reserves. IHOP’s effective tax rate decreased to 28.5% in the first nine months of 2007 as compared to 38.6% in the same period last year. Additionally, a 5.6% reduction in diluted weighted average shares outstanding due to share repurchases by the Company made over the past 12 months contributed to IHOP’s year-to-date diluted net income per share performance.

Cash Flows from Operating Activities decreased 14.0% for the first nine months of fiscal 2007 to $46.3 million compared with $53.9 million for the same period in fiscal 2006. This decrease was primarily due to lower tax payables and other accrued liabilities. Principal receipts from notes and equipment contracts receivable, which are an additional source of cash generation for the Company, amounted to $12.0 million for the nine months of fiscal 2007. Capital expenditures decreased to $2.2 million for the first nine months of fiscal 2007 compared with $7.4 million for the same period in fiscal 2006. The decrease in capital expenditures primarily reflects a reduction in restaurant development costs consistent with the Company’s plan not to open any IHOPs in its dedicated Company market in Cincinnati, Ohio, in 2007.

For the three months ended September 30, 2007, system-wide same-store sales increased 2.0%, which reflected continued growth given an ongoing difficult economic environment and increased competition at the breakfast daypart. During the third quarter 2007, IHOP experienced an increase in guest check average primarily due to the cumulative effect of menu price increases taken by franchisees in 2006, while guest traffic declined during the quarter.

Update on Acquisition of Applebee’s International

On July 16, 2007, IHOP Corp. announced it had reached a definitive agreement to acquire Applebee’s International, Inc. for $25.50 per share in cash, representing a total transaction value of approximately $2.3 billion. With the Applebee’s shareholder vote regarding the acquisition scheduled for Tuesday, October 30, 2007, IHOP is moving ahead as planned with the necessary steps to complete a whole-business securitization of Applebee’s, as well as additional debt expected to be raised from the existing IHOP securitization structure, which will be the primary sources of funding for the acquisition.

The Company expects to close the transaction through a securitization in a timely manner. However, the Company recognizes the recent weakening of the credit markets and, specifically, conditions in the monoline insured asset-backed securities market which have become more challenging due to a reduction in the overall buyer universe and a widening of risk spreads. While these conditions could potentially increase the difficulty of successfully placing the securitized notes, IHOP believes that it can successfully fund the acquisition through the planned securitizations in the fourth quarter 2007. In the event it becomes necessary, the Company has a commitment for bridge financing from Lehman Brothers to finance the transaction until the securitization can be completed.

IHOP also reports that the integration plan for the combined companies designed to support the franchising of the majority of Applebee’s company-operated markets is largely complete. The Company is aggressively working to arrange for the sale-leaseback of nearly all Applebee’s owned real estate, or approximately 200 locations. Additionally, executives for both companies have developed a plan for the franchising of Applebee’s company-operated markets and have already begun a dialogue with prospective franchisees for these markets.

IHOP’s acquisition of Applebee’s is planned to close by November 29, 2007.

2007 Performance Guidance

While the Company remains comfortable with its existing performance guidance for 2007 as it relates to its IHOP business, IHOP previously suspended its fiscal 2007 earnings guidance as current guidance does not take into account the effect of the Applebee’s acquisition on full year results. The acquisition notwithstanding, IHOP reiterated its key performance assumptions for fiscal 2007. The Company expects same-store sales growth between 2% and 4%, the addition of 61 to 66 new franchise restaurants to the IHOP system, moderate G&A spending in the range of $65 million to $67 million, and the effect of share repurchases executed in the first half of fiscal 2007 to contribute to its per share earnings performance for fiscal 2007.

Cash from Operations is expected to range between $60 million and $65 million in 2007, and principal receipts from note and equipment contracts receivable are expected to be within the range of $16 million to $18 million. Capital expenditures are expected to range between $6 million and $8 million in 2007. This primarily reflects investment in the Company’s Information Technology infrastructure and construction related to the opening of additional restaurants in IHOP’s Company market in Cincinnati, Ohio, in fiscal 2008.

Investor Conference Call Today

IHOP will host an investor conference call to discuss its third quarter 2007 financial results today, Tuesday, October 23, 2007 at
11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). To

participate on the call, please dial (888) 680-0879 and reference pass code 57132699. A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed through October 30, 2007 by dialing 888-286-8010 and referencing pass code 39043609. An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for nearly 50 years. Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp. As of September 30, 2007, the end of IHOP’s third quarter, there were 1,328 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands. IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the timing and certainty of closing the transaction, strategic and financial benefits of the transaction, expectations regarding accretion, integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of IHOP’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; uncertainty as to whether the transaction will be completed; the failure to obtain the approval of Applebee’s stockholders; the inability to obtain, or meet conditions imposed for, applicable regulatory requirements relating to the transaction; the failure of either party to meet the closing conditions set forth in the definitive agreement; IHOP’s failure to obtain financing for the transaction on satisfactory terms or at all; risks associated with successfully integrating IHOP and Applebee’s; risks associated with executing IHOP’s strategic plan for Applebee’s; risks associated with IHOP’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the transaction; costs and potential litigation associated with the transaction; the ability to retain key personnel both before and after the transaction; conditions beyond IHOP’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting IHOP’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; IHOP’s and Applebee’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s and Applebee’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of IHOP’s and Applebee’s Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

References to Non-GAAP Financial Measures

This news release includes references to the non-GAAP financial measure “net income excluding early debt extinguishment costs and mark-to-market swap expense,” which is stated in the text of the news release as “one-time costs related to the write-off of deferred financing costs and a pre-payment penalty on the Company’s pre-existing debt” and “interest rate swap expense.”  The Company defines “net income excluding early debt extinguishment costs and mark-to-market swap expense” for a given period as net income for such period, excluding the effect of any early debt extinguishment costs and interest rate swap expense incurred in such period.  Management believes net income excluding early debt extinguishment costs and mark-to-market swap expense and basic and diluted net income per share excluding early debt extinguishment costs and mark-to-market swap expense is useful because it provides a more accurate period to period comparison.  Net income excluding early debt extinguishment costs and mark-to-market swap expense for any given period may be affected by a variety of factors, including but not limited to, changes in assets and liabilities and the timing of purchases and payments.  Net income excluding early debt extinguishment costs and mark-to-market swap expense is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Franchise revenues	$48,782	$45,961	$142,766	$133,706
Rental income	33,242	33,428	99,310	99,032
Company restaurant sales	4,546	3,492	13,155	9,649
Financing revenues	4,785	5,156	15,735	19,241
Total revenues	91,355	88,037	270,966	261,628
Costs and Expenses
Franchise expenses	22,478	21,520	65,068	61,244
Rental expenses	24,678	24,371	73,853	73,526
Company restaurant expenses	5,109	4,054	14,984	10,941
Financing expenses	38,676	2,092	43,627	9,961
General and administrative expenses	17,842	16,230	48,066	46,508
Other expense, net	1,315	1,567	3,800	3,718
Early debt extinguishment costs	—	—	2,223	—
Total costs and expenses	110,098	69,834	251,621	205,898
Income (loss) before income taxes	(18,743)	18,203	19,345	55,730
Provision (benefit) for income taxes	(7,127)	6,880	5,518	21,507
Net (loss) income	$(11,616)	$11,323	$13,827	$34,223

Net (Loss) Income Per Share
Basic	$(0.69)	$0.63	$0.80	$1.88
Diluted	$(0.69)	$0.62	$0.80	$1.86

Weighted Average Shares Outstanding
Basic	16,935	17,921	17,310	18,168
Diluted	16,935	18,123	17,351	18,381

Dividends Declared Per Share	$0.25	$0.25	$0.75	$0.75

Dividends Paid Per Share	$0.25	$0.25	$0.75	$0.75

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Restaurant Data
Effective restaurants (a)
Franchise	1,151	1,099	1,139	1,088
Company	12	8	12	7
Area license	158	156	159	155
Total	1,321	1,263	1,310	1,250

System-wide (b)
Sales percentage change (c)	7.2%	6.2%	6.6%	7.8%
Same-store sales percentage change (d)	2.0%	1.3%	1.8%	3.1%

Franchise (b)
Sales percentage change (c)	7.3%	6.3%	6.7%	8.1%
Same-store sales percentage change (d)	2.0%	1.3%	1.8%	3.1%

Company
Sales percentage change (c)	30.2%	(2.3)%	36.3%	(15.1)%

Area License (b)
Sales percentage change (c)	3.9%	5.5%	4.3%	6.7%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                “System-wide sales” are retail sales at IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company. Franchise restaurant sales were $525.2 million and $1,535.0 million for the third quarter and nine months ended September 30, 2007, respectively, and sales at area license restaurants were $51.6 million and $159.9 million for the third quarter and nine months ended September 30, 2007, respectively. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)                                  “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)                                 “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Restaurant Development Activity
Beginning of period	1,319	1,264	1,302	1,242
New openings
Company-developed	—	2	—	3
Franchisee-developed	14	12	35	35
International franchisee-developed	—	—	2	—
Area license	—	3	—	6
Total new openings	14	17	37	44
Closings
Company and franchise	(2)	(3)	(7)	(7)
Area license	(3)	—	(4)	(1)
End of period	1,328	1,278	1,328	1,278

Summary-end of period
Franchise	1,161	1,111	1,161	1,111
Company	11	9	11	9
Area license	156	158	156	158
Total	1,328	1,278	1,328	1,278

Restaurant Franchising Activity
Company-developed	—	—	—	—
Franchisee-developed	14	12	35	35
International franchisee-developed	—	—	2	—
Rehabilitated and refranchised	2	—	4	8
Total restaurants franchised	16	12	41	43
Reacquired by the Company	—	—	(6)	(7)
Closed	(2)	(3)	(6)	(7)
Net addition	14	9	29	29

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$33,838	$19,516
Receivables, net	42,761	45,571
Reacquired franchises and equipment held for sale, net	137	—
Inventories	322	396
Prepaid expenses	8,686	7,493
Deferred income taxes	6,209	5,417
Total current assets	91,953	78,393
Long-term receivables	291,282	302,088
Property and equipment, net	296,522	309,737
Goodwill	10,767	10,767
Deferred rent	69,392	61,763
Deferred income taxes	13,279	—
Other assets	27,938	6,122
Total assets	$801,133	$768,870
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$—	$19,738
Accounts payable	14,109	14,689
Accrued employee compensation and benefits	12,351	13,359
Derivative financial instrument	70,306	—
Other accrued expenses	10,708	11,317
Capital lease obligations	5,500	5,002
Total current liabilities	112,974	64,105
Long-term debt, less current maturities	175,000	94,468
Deferred income taxes	61,474	76,017
Capital lease obligations	166,253	170,412
Other liabilities	77,554	74,655
Commitments and contingencies
Stockholders’ equity
Preferred stock, $1 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized; September 30, 2007: 23,249,424 shares issued and 16,995,229 shares outstanding; December 31, 2006: 22,818,007 shares issued and 17,873,548 shares outstanding	229	227
Additional paid-in capital	147,442	131,748
Retained earnings	359,269	358,975
Accumulated other comprehensive loss	(21,408)	(133)
Treasury stock, at cost (6,254,195 shares and 4,944,459 shares at September 30, 2007 and December 31, 2006, respectively)	(277,654)	(201,604)
Total stockholders’ equity	207,878	289,213
Total liabilities and stockholders’ equity	$801,133	$768,870

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities
Net income	$13,827	$34,223
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	16,461	15,042
Debt extinguishment costs	2,223	—
Loss on derivative financial instrument	35,618	—
Deferred income taxes	(15,690)	7,358
Stock-based compensation expense	3,820	2,902
Tax benefit from stock-based compensation	2,991	594
Excess tax benefit from stock-based compensation	(2,689)	(594)
Gain on sale of land	(98)	—
Changes in operating assets and liabilities
Receivables	961	2,020
Inventories	74	178
Prepaid expenses	(1,193)	(315)
Accounts payable	(6,718)	(6,886)
Accrued employee compensation and benefits	(1,008)	(210)
Other accrued expenses	2,480	2,794
Deferred rent	(4,304)	(4,201)
Other	(444)	973
Cash flows provided by operating activities	46,311	53,878
Cash flows from investing activities
Additions to property and equipment	(2,246)	(7,373)
Business acquisition costs	(6,512)	—
Additions and reductions to long-term receivables	611	255
Principal receipts from notes and equipment contracts receivable	12,044	13,129
Additions to reacquired franchises held for sale	(169)	(581)
Property insurance proceeds, net	(415)	2,034
Proceeds from sale of land	795	—
Cash flows provided by investing activities	4,108	7,464
Cash flows from financing activities
Proceeds from issuance of long-term debt, including revolving line of credit	208,000	—
Repayment of long-term debt	(147,206)	(1,566)
Payment of debt issuance costs	(14,491)	—
Prepayment penalties on early debt extinguishment	(1,219)	—
Principal payments on capital lease obligations	(3,661)	(3,252)
Dividends paid	(13,044)	(13,681)
Purchase of treasury stock	(77,020)	(42,695)
Reissuance of treasury stock	970	—
Proceeds from stock options exercised	8,885	2,557
Excess tax benefit from stock-based compensation	2,689	594
Cash flows used in financing activities	(36,097)	(58,043)
Net change in cash and cash equivalents	14,322	3,299
Cash and cash equivalents at beginning of period	19,516	23,111
Cash and cash equivalents at end of period	$33,838	$26,410

IHOP CORP. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net (loss) income to net income excluding impact of early debt extinguishment costs and mark-to-market swap expense:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net (loss) income, as reported	$(11,616)	$11,323	$13,827	$34,223
Early debt extinguishment costs	—	—	2,223	—
Mark-to-market swap expense	35,618	—	35,618	—
Income tax benefit	(13,820)	—	(14,682)	—
Net income excluding early debt extinguishment costs and mark-to-market swap expense	$10,182	$11,323	$36,986	$34,223

Basic net income per share:
Net (loss) income, as reported per share	$(0.69)	$0.63	$0.80	$1.88
Early debt extinguishment costs per share	—	—	0.13	—
Mark-to-market swap expense per share	2.10	—	2.06	—
Income tax benefit per share	(0.81)	—	(0.85)	—
Net income excluding early debt extinguishment costs and mark-to-market swap expense per share	$0.60	$0.63	$2.14	$1.88

Diluted net income per share:
Net (loss) income, as reported per share	$(0.69)	$0.62	$0.80	$1.86
Early debt extinguishment costs per share	—	—	0.13	—
Mark-to-market swap expense per share	2.10	—	2.05	—
Income tax benefit per share	(0.81)	—	(0.85)	—
Net income excluding early debt extinguishment costs and mark-to-market swap expense per share	$0.60	$0.62	$2.13	$1.86